Exhibit 99.1

Virgin Media Announces Notice of Change of Control and Offer to Purchase Relating to Certain Outstanding Notes
LONDON, May 3, 2013 - Virgin Media Inc. (“Virgin Media”) (NASDAQ:VMED) (LSE:VMED) today announced that its subsidiaries Virgin Media Finance PLC (“VMF”) and Virgin Media Secured Finance PLC (“VMSF” and, together with VMF, the “Offerors”) will notify holders (the “Notice”) of VMF's dollar-denominated 5.25% senior notes due 2022, dollar-denominated 4.875% senior notes due 2022 and sterling-denominated 5.125% senior notes due 2022 (collectively, the “2022 Notes”) and VMSF's dollar-denominated 5.25% senior secured notes due 2021 and sterling-denominated 5.5% senior secured notes due 2021 (collectively, the “2021 Notes” and, together with the 2022 Notes, the “Notes”) that a “Change of Control”, as defined in each of the indentures governing the Notes, is expected to occur upon the consummation of the transactions (the “Change of Control Transaction”) contemplated by the Agreement and Plan of Merger dated as of February 5, 2013 (as amended on March 6, 2013 and as may be further amended or supplemented from time to time, the “Merger Agreement”) between Virgin Media, Liberty Global, Inc. (“Liberty Global”), Liberty Global Corporation Limited and certain other wholly owned subsidiaries of Liberty Global. Pursuant to the terms of the Notes, following the consummation of the Change of Control Transaction, holders of the Notes will have the right to require VMF or VMSF, as applicable, to purchase all or a portion of such holders' Notes, plus any accrued and unpaid interest up to, but not including, the date of purchase (the “Payment Date”).
The Offerors have today commenced tender offers for the Notes (the “Tender Offers”) in contemplation of, and conditioned on, the consummation of the Change of Control Transaction.
The Notice and terms and conditions of the Tender Offers are included in the Notice of Change of Control and Offer to Purchase dated May 3, 2013 (the “Offer to Purchase”) to be distributed to holders of the Notes. The Tender Offers are subject to the satisfaction of certain conditions, including the consummation of the Change of Control Transaction.
The Tender Offers will expire at 11:59 p.m., New York City time, on June 7, 2013, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Date”). Holders must validly tender their Notes, and not validly withdraw their Notes, at or prior to the Expiration Date to be eligible to receive the applicable Tender Offer Consideration (as defined below), plus accrued interest. Notes tendered may be withdrawn at any time prior to the Expiration Date.
The amount in cash in U.S. dollars or pounds sterling (as applicable) (the “Tender Offer Consideration”) to be paid to holders for each $1,000 or £1,000 (as applicable) principal amount of the Notes accepted for purchase in the Tender Offers is:

Description of the Notes	Outstanding Principal Amount	CUSIP/ISIN/ Common Code	Tender Offer Consideration[1]
Dollar-denominated 5.25% Senior Notes due 2022	500,000,000	CUSIP 92769V AC3, ISIN US92769VAC37	1,010.00
Dollar-denominated 4.875% Senior Notes due 2022	900,000,000	CUSIP 92769VAD1, ISIN US92769VAD10	1,010.00
Sterling-denominated 5.125% Senior Notes due 2022	400,000,000	ISIN XS0850236596, Common Code 085023659	1,010.00
Dollar-denominated 5.25% Senior Secured Notes due 2021	500,000,000	Regulation S Notes: CUSIP G9372G AC2, ISIN USG9372GAC27 Rule 144A Notes: CUSIP 92769X AE5, ISIN US92769XAE58 Registered Notes: CUSIP 92769XAF2, ISIN US92769XAF24	1,010.00
Sterling-denominated 5.50% Senior Secured Notes due 2021	650,000,000	Regulation S Notes: ISIN XS0597901965, Common Code 059790196 Rule 144A Notes: ISIN XS0597902260, Common Code 059790226	1,010.00
Per $1,000 or £1,000 (as applicable) principal amount of the Notes.

The Payment Date, in respect of any Notes that are validly tendered (and not validly withdrawn) at or prior to the Expiration Date and that are accepted for purchase, will be promptly after the Expiration Date and is expected to be within two (2) business days of the Expiration Date. Payment of the Notes will be made by the deposit of immediately available funds by the Offerors with the relevant clearing system.
Notes accepted for payment pursuant to the Tender Offers will be accepted only in minimum principal amounts of $1,000 and integral multiples of $1,000 in excess thereof with respect to the dollar-denominated Notes, and minimum principal amounts of

£100,000 and integral multiples of £1,000 in excess thereof with respect to the sterling-denominated Notes. The Offerors intend to cancel all of the Notes purchased pursuant to the Tender Offers.
Lucid Issuer Services Limited has been appointed as tender agent and information agent (in such capacities, the “Tender Agent”) in connection with the Tender Offers. Copies of the Offer to Purchase can be obtained by eligible holders of the Notes from the Tender Agent at the telephone number below.
None of Virgin Media, the Offerors and the Tender Agent or any of their affiliates are making any recommendations to holders of Notes as to whether to tender or refrain from tendering their Notes in the Tender Offers. In making a decision whether to tender their Notes pursuant to the Tender Offers, Holders of Notes must rely on their own examination of the Offerors and the information contained in the Offer to Purchase, including their own determination of the merits and risks involved in participating in the Tender Offers.
This announcement is neither an offer to purchase nor the solicitation of an offer to sell any of the securities described herein, nor shall there be any offer or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Tender Offers are made solely pursuant to the Offer to Purchase.
The Tender Agent:
Lucid Issuer Services Limited
Leroy House
436 Essex Road
London N13QP
United Kingdom
Telephone: +44 20 7704 0880
Attention: Thomas Choquet /Sunjeeve Patel
Email: virginmedia@lucid-is.com

Forward-Looking Statements
Virgin Media cautions you that statements included in this announcement that are not a description of historical facts, such as statements about the expected Change of Control Transaction, are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media's results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under 'Risk Factors' and elsewhere in Virgin Media's annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (SEC) on February 7, 2013. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.

For further information, contact:

Virgin Media Investor Relations
Richard Williams: +44 (0) 1256 753037 / richard.williams@virginmedia.co.uk
Vani Bassi: +44 (0) 1256 752347 / vani.bassi@virginmedia.co.uk
Media Contacts

At Tavistock Communications
Lulu Bridges: +44 (0) 20 7920 3150 / lbridges@tavistock.co.uk
Matt Ridsdale: +44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk